                                                                      EXHIBIT 21

                             List of Subsidiaries


Southwest Royalties Holdings, Inc. (Delaware)

        Midland Red Oak Realty, Inc. (Delaware)
        Southwest Royalties, Inc. (Delaware)



Southwest Royalties, Inc. (Delaware)

        Midland Southwest Software, Inc. (Delaware)
        Threading Products International, LLC (Texas)
        Blue Heel Company (Delaware)